Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”), by and among ROCKTENN-SOUTHERN CONTAINER, LLC, a Delaware limited liability company (“RTSC”) (successor-in-interest to Southern Container Corp., a Delaware corporation), ROCK-TENN SERVICES INC., a Georgia corporation (“Employer”), and JAMES B. PORTER III (“Executive”), is entered into as of December 22, 2014, to be effective as of January 1, 2015.
RECITALS
A.    Executive has rendered services to RTSC pursuant to the terms of that certain Employment Agreement dated as of January 1, 2006 (the “Employment Agreement”) and that certain First Amendment to the Employment Agreement dated January 8, 2007 (the “First Amendment”);
B.    RTSC and Executive desire to terminate each of the Employment Agreement and the First Amendment as provided herein; and
C.    Employer and Executive desire to enter into this Agreement as provided herein which shall supersede in its entirety the Employment Agreement and the First Amendment.
ACCORDINGLY, intending to be legally bound, the parties hereto agree as follows:

1.	Termination of Employment Agreement and First Amendment. The Employment Agreement and the First Amendment shall terminate and be of no further force and effect after December 31, 2014.

2.
Term. Employer will employ, and Executive agrees to perform his current executive role, with the salary and other employee and executive benefits determined by the Compensation Committee of the Board of Directors of Rock-Tenn Company (“RockTenn”) for the period from January 1, 2015 through December 31, 2015, unless Employer terminates Executive’s employment for Cause (as hereinafter defined) which termination will be effective immediately upon written notice to Executive. After December 31, 2015, Employer may terminate Executive’s employment for any reason at any time by providing Executive with written notice at least ninety (90) days before the date on which such termination is to be effective; provided, however, Employer may terminate Executive’s employment immediately for Cause upon written notice to Executive. Executive may resign at any time after December 31, 2015 by providing Employer with written notice at least thirty (30) days before the date on which such resignation is to be effective. Upon termination of Executive’s employment other than for Cause, Executive shall be entitled to (i) continue to receive compensation and benefits (as in effect on the date notice of termination is provided to Executive) through the effective date of such termination and (ii) to the applicable benefits set forth in Sections 3 or 4 of this Agreement.

3.	Termination by Employer other than for Cause. If Employer terminates Executive’s employment after December 31, 2015 for grounds other than for Cause:

(a)
Stock Options. Executive’s outstanding unvested stock options, if any, shall, as of the date of such termination of employment, become immediately vested in full and shall become immediately exercisable and shall remain exercisable until the earlier of ninety (90) days following the date of termination of Executive’s employment or the latest date on which such option could be exercised under its terms had Executive’s employment not been terminated.

(b)
LTI Awards. Provided that any applicable performance goals under any outstanding unvested long-term incentive awards other than stock options (the “LTI Awards”) are satisfied in accordance with the terms of each such award, (i) Executive shall be fully vested in any LTI Award granted in any calendar year prior to the calendar year in which Executive’s employment is terminated; and (ii) Executive shall be vested in a pro-rated portion of any LTI Award granted in the calendar year in which Executive’s employment is terminated. The amount of any pro-rated LTI Award shall be determined by multiplying (x) the payment that would have been made under the award had Executive’s employment been continued through the entire vesting period under the award by (y) a fraction, the numerator of which is the number of whole months elapsed in the calendar year prior to the termination of Executive’s employment, and the denominator of which is twelve (12). Any payment in respect of an LTI Award shall be made at time payment would have been made had Executive’s employment not terminated.

(c)
Severance and Bonus for Terminations after December 31, 2015. If Executive’s employment is terminated after December 31, 2015, Executive shall receive the following severance and bonus payments: (i) Employer shall pay to Executive, and Executive shall accept, as liquidated damages and not as a penalty, an amount equal to twelve (12) months of Executive’s base salary, at the rate in effect on the date of termination, payable at the time Executive’s salary would have been paid had his employment continued for such twelve-(12) month period (the “Severance Period”) and (ii) Employer shall pay to Executive the bonus Executive would have been entitled to with respect to the Severance Period, payable at the times such bonus would have been paid had his employment continued for the Severance Period; provided, however, that the amount and duration of severance and bonus set forth in clauses (i) and (ii) shall be pro-rated (and thus reduced) by multiplying the amounts determined under such clauses by a fraction, the numerator of which shall be the total number of days remaining between the date of the termination of Executive’s employment and December 31, 2016, and the denominator or which shall be 366. For purposes of clarifying clause (ii) of this subsection 3(c), in determining the bonus Executive would have been entitled to hereunder for the applicable Severance Period, the bonus shall be paid based on Executive’s existing bonus arrangement unless with respect to any portion of the Severance Period a bonus arrangement has not been established for Executive, in which case Executive’s bonus shall be paid out at the rate of One Hundred Percent (100%) of target pro-rated for such portion of the Severance Period.

(d)
Definitions. For purposes of this Agreement, “Cause” means Executive’s conviction of a felony, fraud, gross misconduct, gross negligence, disloyalty, gross insubordination, breach of trust, or breach of any material provisions of this Agreement.

4.
Resignation by Executive. If Executive resigns or voluntarily terminates employment with Employer after December 31, 2015, Executive shall be entitled to the vesting of Executive’s outstanding unvested stock options and LTI Awards as set forth in subsections 3(a) and 3(b) of this Agreement but not to any other benefits or amounts set forth in Section 3(c).

5.
Termination by Employer for Cause. If Employer terminates Executive’s employment at any time for Cause, then Executive shall only be entitled to continue to receive compensation and benefits (as in effect on the date notice of termination is provided to Executive) through the effective date of such termination and Executive shall not be entitled to any other compensation or benefits.

6.
Section 409A. Notwithstanding anything in this Agreement establishing the effective date of Executive’s termination of employment, for purposes of any deferred compensation plan or arrangement subject to Section 409A of the Internal Revenue Code (“Section 409A”) the date of Executive’s “separation from service” shall be determined in accordance with the regulations under Section 409A. To the extent that any payments under this Agreement or any other plan or arrangement constitute “deferred compensation” within the meaning of Section 409A, such amounts shall, to the extent required under Section 409A, be paid after the 6-month anniversary of the date of Executive’s separation from service (as defined under Section 409A). For purposes of Section 409A, each payment made to Executive pursuant to Section 3 shall be deemed a separate payment.

7.	Restrictive Covenants.

(a)
Covenant Not to Compete. Executive acknowledges and agrees that the Employer, RockTenn and their and direct and indirect subsidiaries (collectively, the “Company”) operate in the highly competitive packaging business of manufacturing corrugated and consumer packaging and merchandising displays and providing recycling services to customers across the United States (the “Company’s Business”). Executive further acknowledges and agrees that during Executive’s employment with Employer, Executive served as a senior member of management for the Company throughout the United States. Accordingly, Executive covenants and agrees that during Executive’s employment with Employer and for a period of two (2) years following the date of the termination of Executive’s employment with Employer and its affiliates for any reason or no reason (the “Separation Date”), Executive will not, either directly or indirectly, work or perform services for another business or entity that competes with Company’s Business as the President, CEO, COO, Vice President, director, or member of senior management, or otherwise provide, regardless of title, managerial-type services to such business or entity, whether as an employee, independent contractor, advisor, or otherwise, within the United States, including Georgia.

(b)
Covenant Not to Solicit Customers. Executive agrees that during the Executive’s employment with Employer and for a period of three (3) years following the Separation Date, Executive shall not, in any way, directly or indirectly, solicit, divert, or take away, or attempt to solicit, divert or take away, any of the customers or prospective customers of the Company with whom Executive had Material Contact (as defined below) within two (2) years prior to the Separation Date, for the purpose of selling to any such customer or prospective customer any paper products or services that are competitive with those provided by the Company’s Business. “Material Contact” means contact between Executive and any customer or prospective customer (i) with whom Executive dealt on behalf of the Company; (ii) whose dealings with the Company were coordinated or supervised by Executive; (iii) about whom Executive obtained confidential information in the ordinary course of business as a result of Executive’s association with the Company; or (iv) who receives products provided by the Company, the sale or provision of which results or resulted in compensation, commissions, or earnings for Executive.

(c)
Covenant Not to Recruit Personnel. During the Term of this Agreement and for a period of three (3) years following the Separation Date, Executive will not in any way, directly or indirectly, recruit or solicit to hire any employee of the Company with whom Executive had contact while employed with the Company or cause or seek to cause any such Company employee to terminate an employment relationship with the Company.

(d)
Remedies. Executive acknowledges that (i) breach of this Section 7 of this Agreement would result in irreparable injury and permanent damage to the Company; (ii) such restrictions are reasonable and necessary to protect the legitimate business interests of the Company and are critical to the success of the Company’s Business; and (iii) determining damages in the event of a breach of Section 7 of this Agreement would be difficult and that money damages alone would be an inadequate remedy for the injuries and damages which Company would suffer from Executive’s breach of this Section 7. Executive, therefore, agrees that if Executive breaches this Section 7, the Company, in addition to and without limiting any other remedies or rights which it may have, shall have the right to injunctive relief or other similar remedy to specifically enforce such provisions. Executive waives any requirement that the Company post a bond or any other security. Nothing contained herein shall preclude the Company from seeking monetary or other damages of any kind, including reasonable fees and expenses of counsel and other expenses.

7.    General Provisions.
7.1    Notices. All notices given hereunder shall be in writing and shall be sent by certified mail, return receipt requested, or by recognized overnight courier, addressed to the respective party at its or his address set forth below or at such other address or to such designee as such party shall designate by a notice given in the manner herein provided. Each such notice shall be deemed to be given on the date mailed or so deposited with the courier.

Notice to Employer may be sent to:	Rock-Tenn Company 504 Thrasher Street Norcross, GA 30071 c/o General Counsel
Notices to Executive may be sent to:	James B. Porter III 3325 Piedmont Road, NE Unit # 3004 Atlanta, GA 30305
7.2    Assignment. Executive may not assign this Agreement or any of his rights or obligations hereunder.
7.3    Invalid Provisions. If any provision of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such provision to such party or circumstance shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.
7.4    Entire Agreement; Waiver; Remedies; Etc. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and there are no agreements or representations with respect thereto except as contained herein; supersedes any other or prior employment or compensatory agreement between the parties; and may not be amended, modified or renewed, nor may any of the provisions hereof be waived, except by a writing signed by the parties hereto. Notwithstanding the foregoing, this Agreement is not intended to eliminate or reduce Executive’s participation in the Rock-Tenn Company 401(K) Retirement Savings Plan, the Rock-Tenn Company Supplemental Retirement Savings Plan and any RockTenn executive life insurance program in which Executive participates. A waiver by any party of any of the terms or conditions of this Agreement, or any breach thereof, will not be deemed a waiver of such term or condition for the future, or of any other term or condition, or of any subsequent breach thereof. All rights and remedies by this Agreement reserved to Employer and its affiliates shall be cumulative and shall not be in limitation of any other right or remedy that such parties may have at law, in equity or otherwise.
7.5    Binding Effect. This Agreement will be binding upon the parties hereto and their respective personal representatives, successors and permitted assigns. In the event of (a) a merger where Employer is not the surviving entity; (b) a consolidation of Employer with another entity; or (c) a transfer of all or substantially all of the assets of Employer, the surviving or consolidated entity, or in the event of a transfer of Employer’s assets, the transferee of Employer’s assets will have the benefit of and be bound by the provisions of this Agreement.

7.6    Governing Law; Jurisdiction. This Agreement shall be governed by the laws of the State of Georgia, without giving effect to the principles of conflicts of laws thereof, as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies. Any action or proceeding seeking to enforce any provisions of, or based on any right arising out of, this Agreement may be brought against any of the parties in the courts of the State of Georgia, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Georgia, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any object to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.
7.7    Descriptive Headings. The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not affect in any way the meaning or interpretation of this Agreement.

IN WITNESS WHEREOF, set forth the parties have executed this Agreement on the dates set forth below.

EXECUTIVE /s/ James B. Porter III James B. Porter III Date: 12/22/14	ROCKTENN-SOUTHERN CONTAINER, LLC By: /s/ Steven C. Voorhees Title: CEO Date: 12/29/14
ROCK-TENN SERVICES, INC. By: /s/ Steven C. Voorhees Title: CEO Date: 12/29/14 Acknowledged by: ROCK-TENN COMPANY By: /s/ Steven C. Voorhees Title: CEO Date: 12/29/14